Exhibit 99.1

Liberty Interactive Corporation Announces Completion of CommerceHub Spin-Off

ENGLEWOOD, Colo.—(BUSINESS WIRE)— Liberty Interactive Corporation (“Liberty”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced that it has completed the spin-off (the “Spin-Off”) of its subsidiary CommerceHub, Inc. (“CH Parent”) (Nasdaq: CHUBA, CHUBK) at 5:00 p.m., New York City time, today. As a result, Liberty and CH Parent are now separate publicly traded companies. CH Parent’s Series A and Series C common stock will begin trading in the regular way on Monday, July 25, 2016 on the Nasdaq Global Market under the symbols listed above. CH Parent’s Series B common stock will begin quotation in the regular way under the symbol “CHUBB” on Monday, July 25, 2016 on the OTC Markets.

Information regarding CH Parent and the spin-off, including information regarding the estimated capitalization of CH Parent, will be available in a slide deck to be posted on the Liberty website at http://ir.libertyinteractive.com/events.cfm.  The deck will also be available on the website of CH Parent starting on Monday, July 25th.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation’s subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Liberty Broadband Corporation and FTD, its subsidiaries Bodybuilding.com and Evite, and minority interests in Interval Leisure Group, Time Warner, Lending Tree and Charter Communications, Inc.

About CommerceHub

CommerceHub (NASDAQ: CHUBA, CHUBK) is a distributed commerce network connecting supply, demand and delivery that helps retailers and brands increase sales by expanding product assortments, promoting products on the channels that perform, and enabling rapid, on-time customer delivery. With its robust platform and proven scalability, CommerceHub has helped its approximately 9,500 customers achieve an estimated $11.6 billion in Gross Merchandise Value in 2015.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420